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Edison Mission Energy Closes $242 Million Financing
For Three Wind Energy Projects with 204-Megawatt Capacity

SANTA ANA, Calif., Dec. 21, 2011 -- Edison Mission Energy (EME), a subsidiary of Edison Mission Group, announced that it has closed a $242 million financing for a portfolio of three contracted wind energy projects in two states representing 204 megawatts (MW) of generation capacity. The transaction was priced at 250 basis points over LIBOR with step-ups through maturity for the 10-year term loan.

The wind projects in the portfolio include two sites operating in Oklahoma, the Taloga project, commissioned earlier this year with a gross generating capacity of 130 MW and the Buffalo Bear project, commissioned in 2008 with a gross generating capacity of 19 MW. The third site in the portfolio is the Pinnacle project nearing completion of construction in West Virginia, which will have a gross operating capacity of 55 MW when operational. The projects sell electricity generated to utilities and public agency customers under long-term power purchase agreements.

The financing package consists of a 10-year $214 million fully amortizing term loan facility, and 10-year letter of credit and working capital facilities totaling $28 million. Approximately $96 million of the credit facilities related to the Pinnacle project will be available when the project achieves certain completion milestones. EME expects construction to be completed and the requirements to be satisfied in the first quarter of 2012. Funding available from the term loan facility when drawn will be distributed to EME for general corporate purposes, net of transaction costs.

An Edison International (NYSE:EIX) company, Edison Mission Group is one of the largest developers of wind energy projects in the U.S. with a current portfolio of 31 projects in operation or under construction in 11 states with a total generating capacity of nearly 2,000 megawatts.

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